CAMBRIDGE SERIES TRUST



Dear Shareholder:

Recently you received a proxy statement and proxy card requesting your vote for the April 26, 1994 Meeting of Shareholders of the Cambridge Government Income Portfolio of Cambridge Series Trust.

Your vote is important. Please review the issues in the proxy statement, sign the proxy card and return it in the postage paid return envelope provided.

We thank you for your prompt response.